SHARE EXCHANGE CLOSING AGREEMENT THIS AGREEMENT made as of March 20, 2006

BETWEEN:

AND: WHEREAS:

Pacific Asia China Energy Inc. (formerly Permission Marketing Solutions Inc.) a company incorporated pursuant to the laws of the Province of British Columbia, having its registered office at 700 - 595 Howe Street Vancouver, British Columbia V6C 2T6.

(hereinafter called "the Purchaser")

OF THE FIRST PART

Devinder Randhawa and North American Oil and Minerals Inc. (collectively hereinafter called "the Vendors")

OF THE SECOND PART

A.

The Vendors are the registered and beneficial owners of all the issued and outstanding shares in the capital of ASIACANADA ENERGY INC. ("ACE"), being 200 common shares, each with a par value of $1 (the "ACE Shares").

B.

The Parties entered into a Share Purchase Option agreement dated August 29`h, 2005 whereby the Purchaser was granted the exclusive right and option to purchase all the shares of ACE in exchange for shares of the Purchaser (the "Option").

C.

The Purchaser has satisfied or the Vendor has waived all conditions precedent of the Option and the Parties wish to exchange shares on the terms and conditions contained in this Agreement.

In consideration of the premises and the covenants and agreements contained in this Agreement, the parties agree with each other as follows:

1.

PURCHASE AND SALE

1.1

Purchase and Sale of the ACE Shares

The Vendors hereby sell, transfer, assign and convey to the Purchaser all of the Vendor's right, title and interest, in and to the ACE Shares in consideration for 18,000,000 common shares in the capital of the Purchaser to be issued as follows (the "Payment Shares"):

North American Oil and Minerals Inc.

13,000,000

Devinder Randhawa

5,000,000

1.2

Escrow Shares

The Payment Shares will be issued subject to a Securities Escrow Agreement in the form of escrow agreement dictated by the TSX Venture Exchange and will be a Value Security Escrow Agreement as determined by the Exchange in accordance with their policies.

1.3

ACE Shares

The Vendors agree that upon execution of this Agreement the ACE Shares, being all of the issued and outstanding shares of ACE, will be transferred to the Purchaser and the Vendors shall take such action to execute and deliver or cause to be executed and delivered to the Purchaser such documents and further assurances as may be reasonably necessary to complete the transfer of the ACE shares to the Purchaser.

2.

INCOME TAX CONSIDERATIONS

2.1

It is the intention of the Parties that the transaction not give rise to any Canadian income tax liability whatsoever, it being understood and agreed that the transaction be considered a share for share exchange and the Parties hereto shall, at the request and expense of the other, take or cause to be taken such action to execute and deliver or cause to be executed and delivered to the other, such documents, elections and further assurances as may be reasonably necessary to give effect to this intention.

3.

REPRESENTATIONS AND WARRANTIES

3.1

Representations and Warranties of the Vendor

The Vendors represent and warrant to the Purchaser as follows and acknowledge that the Purchaser is relying on such representations and warranties:

(a)

the Vendors have the authority to enter into this Agreement;

(b)

the Vendors own the ACE Shares free and clear from all liens, encumbrances and charges of any kind;

(c)

the ACE Shares have not been sold, pledged, optioned or otherwise given to or transferred to any other party by the Vendors; and

(d)

the Vendors have done no act to encumber the ACE Shares.

4.

COVENANTS

4.1

The Purchaser covenants with the Vendors to issue the Payment Shares as set out in this Agreement and the Vendors covenant that they will sign any and all other documents and agreements necessary to complete the transfer of the ACE Shares.

5.

MISCELLANEOUS

5.1

This Agreement shall enure to the benefit and be binding upon the parties and their respective personal representatives, successors and permitted assigns.

5.2

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

5.3

Each of the Parties hereto shall, at the request and expense of the other, take or cause to be taken such action to execute and deliver or cause to be executed and delivered to the other, such documents and further assurances as may be reasonably necessary to give effect to this Agreement.

5.4

This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such agreement or facsimile so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

IN THE WITNESS WHEREOF the parties hereto have executed these presents under their hand and seal and in the presence of their proper officer duly authorized as of the day and year first above written.

Pacific Asia China Energy Inc.

By Its Authorized Signatory:

NORTH AMERICAN OIL AND MINERALS INC.

By Its Authorized Signatory:

SIGNED, SEALED and DELIVERED in the presence of: Name